Exhibit (a)(1)(G)

FORM OF COMMUNICATION TO OPTIONHOLDERS

CONFIRMING RECEIPT OF NOTICE OF WITHDRAWAL

Date:
To:
From:	UBS Financial Services Inc.
Re:	Confirmation of Receipt of Exchange Offer Notice of Withdrawal

This message confirms that UBS has received your Notice of Withdrawal and it has been properly completed and signed. This means that you have withdrawn the Eligible Options covered by the Notice of Withdrawal and you have revoked your prior acceptance of our offer to exchange your Eligible Options covered by the Notice of Withdrawal. You will not receive any New Options for those Eligible Options you have withdrawn and you will retain such Eligible Options previously tendered for exchange with their existing term, exercise price, vesting schedule and other terms and conditions.

If you change your mind and decide that you wish to tender the Eligible Options covered by your Notice of Withdrawal, you must submit a new Election Form which must be RECEIVED by UBS by 2:00 p.m. Pacific Time on September 9, 2008.

You should direct questions about the Exchange Offer or requests for assistance to:

The Greco Group at UBS at 860-727-1515;

Elizabeth Moore, Stock Plan Manager at 650-842-8841; or

Gary Wells, Stock Administrator at 650-427-5153.

Capitalized terms used in this communication are described and defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated August 11, 2008.